Exhibit 99.1

CONTACT: Phil Franklin,

Senior Vice President and CFO (773) 628-0810

LITTELFUSE UPDATES GUIDANCE FOR FIRST QUARTER

CHICAGO, April 10, 2014 – Littelfuse, Inc. (NASDAQ:LFUS) today announced revised guidance for the first quarter of 2014 as follows:

●	Sales for the first quarter of 2014 are now expected to be approximately $207 million compared to previous guidance of $195 to $205 million.

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On a GAAP basis, the company now expects first quarter 2014 earnings of $1.09 to $1.12 per diluted share. This includes approximately $1.2 million of special, non-cash items primarily related to the SymCom acquisition. Excluding these special items, the company expects first quarter 2014 earnings to be in the range of $1.13 to $1.16 per diluted share. The previous guidance was for earnings in the range of $0.98 to $1.12 per diluted share.

“We have had a solid start to the year as positive momentum in our Electronics and Automotive businesses has more than offset continued weakness in the mining sector,” said Gordon Hunter, Chief Executive Officer.

No conference call will be held in conjunction with this guidance revision. Littelfuse is scheduled to release financial results for the first quarter of 2014 on Tuesday, April 29th.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 7,500 employees in more than 35 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: littelfuse.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 28, 2013. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 28, 2013.

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